Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference into Registration Statements No. 333-200620 on Form S-3 and No. 333-191093 on Form S-8 of Select Income REIT of our report dated March 31, 2015, relating to the 2014 consolidated financial statements of Cole Corporate Income Trust, Inc. (which report expresses an unmodified opinion and includes an explanatory paragraph relating to the merger with Select Income REIT), included in Exhibit 99.2 of this Annual Report on Form 10-K of Select Income REIT for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

February 16, 2016